Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
BLACK ROCK COFFEE BAR, INC.
Black Rock Coffee Bar, Inc. (the “Corporation”), a for-profit corporation organized and existing under and by virtue of the provisions of the Texas Business Organizations Code, as amended from time to time (the “TBOC”), does hereby certify:
FIRST: The name of the filing entity is Black Rock Coffee Bar, Inc.
SECOND: The Corporation was initially formed as a Delaware corporation on May 2, 2025.
THIRD: The Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Black Rock Coffee Bar, Inc.” on June 27, 2025 pursuant to a plan of conversion under which the Delaware corporation converted to the Corporation, and issued file number 806096870 by the Secretary of State of the State of Texas.
FOURTH: Each new amendment has been made in accordance with the provisions of the TBOC. The amendments to the certificate of formation and the Restated Certificate (as defined below) have been approved in the manner required by the TBOC and by the governing documents of the entity.
FIFTH: The Amended and Restated Certificate of Formation in the form attached hereto as Exhibit A (the “Restated Certificate”), accurately states the text of the certificate of formation being restated, and each amendment to the certificate of formation being restated that is in effect, as further amended by the Restated Certificate. The Restated Certificate does not contain any other change in the certificate of formation being restated except for the information permitted to be omitted by the provisions of the TBOC applicable to the filing entity.
SIXTH: The Restated Certificate takes effect upon the occurrence of a future event or fact, other than the passage of time. The event or fact that will cause the document to take effect is the declaration of effectiveness by the U.S. Securities and Exchange Commission of the Corporation’s registration statement on Form S-1 (registration number 333-289685) in connection with the initial public offering of the Corporation’s Class A Common Stock (as defined in the Restated Certificate). The 90th day after the date of signing is November 26, 2025.
The undersigned affirms that the person designated as registered agent in the Restated Certificate has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

BLACK ROCK COFFEE BAR, INC.

By:	/s/ Mark Davis
Name:	Mark Davis
Title:	Chief Executive Officer

Date:	August 28, 2025

EXHIBIT A
ARTICLE I
The name of this corporation is Black Rock Coffee Bar, Inc. (the “Corporation”).
ARTICLE II
The address of the registered office of the Corporation in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201, and the name of the registered agent at that address is CT Corporation System. The mailing address of the Corporation is 9170 E. Bahia Drive, Suite 101, Scottsdale, AZ 85260.
ARTICLE III
The purpose of the Corporation is to engage in any lawful business for which business corporations may be organized under the Texas Business Organizations Code as it now exists or may hereafter be amended and supplemented (the “TBOC”), including, without limitation, (i) investing in securities of Black Rock Coffee Holdings, LLC, a Delaware limited liability company, or any successor entities thereto (“Black Rock Coffee Holdings, LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.
ARTICLE IV
The total number of shares of all classes of capital stock which the Corporation will have authority to issue is 770,000,000 shares, consisting of (i) 750,000,000 shares of Common Stock, $0.00001 par value per share (the “Common Stock”), of which (a) 500,000,000 shares shall be a series designated as Class A Common Stock (“Class A Common Stock”), (b) 200,000,000 shares shall be a series designated as Class B Common Stock (“Class B Common Stock”), and (c) 50,000,000 shares shall be a series designated as Class C Common Stock (“Class C Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”). For the avoidance of doubt, each of the Class A Common Stock, Class B Common Stock and Class C Common Stock is a series of the class of Common Stock for all purposes, including, without limitation, under the TBOC.
Subject to the rights of any holders of Preferred Stock then outstanding, the number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock and Class B Common Stock, the number of shares of Class A Common Stock and Class B Common Stock required to be reserved pursuant to Section 11 of Part A of Article IV) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, and no vote of the holders of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock or the

Preferred Stock voting separately as a series shall be required therefor, to the extent permitted by Section 21.364(d) and Section 21.365 of the TBOC.
Upon the effectiveness of this Amended and Restated Certificate of Formation (such certificate, the “Restated Certificate” and such time, the “Effective Time”), (i) each share of capital stock of the Corporation (the “Prior Stock”) authorized under the Corporation’s certificate of formation heretofore in effect issued and outstanding or held in treasury immediately prior to the Effective Time shall, automatically and without further action by any shareholder, be reclassified as, and shall become, one (1) share of Class A Common Stock (the “Reclassification”), (ii) the shareholders registered on the Corporation’s books as owners of any shares of Prior Stock shall be registered on the Corporation’s books as the owners of shares of Class A Common Stock issued upon the Reclassification and (iii) any stock certificate that, immediately prior to the Effective Time, represented one or more shares of Prior Stock, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for surrender or exchange, represent the same number of shares of Class A Common Stock.
The designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class and series of capital stock of the Corporation are as follows:
A.    Common Stock.
1.    General. The rights, privileges, preferences and powers of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be as set forth in this Part A of Article IV. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Common Stock are subject to, and qualified by, the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) and outstanding from time to time.
2.    Quorum; Voting. Except as otherwise provided by applicable law, this Restated Certificate or the Bylaws of the Corporation, the presence, in person or by proxy, at a shareholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting and not less than one-third of the then outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the then outstanding shares of such class or series entitled to vote at such meeting and not less than one-third of the outstanding shares of such class or series entitled to vote at such meeting shall constitute a quorum of such class or series for the transaction of such business. Except as otherwise provided herein or expressly required by a nonwaivable provision of the TBOC, at all meetings of shareholders and on all matters submitted to a vote of shareholders of the Corporation generally:
(i)    each holder of Class A Common Stock, as such, shall have one (1) vote per share of Class A Common Stock held of record by such holder, on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a series or otherwise;
(ii)    each holder of Class B Common Stock, as such, shall have one (1) vote per share of Class B Common Stock held of record by such holder on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a series or otherwise; and
(iii)    each holder of Class C Common Stock, as such, shall have ten (10) votes per share of Class C Common Stock held of record by such holder, on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a series or otherwise. On the earlier of (a) the ten-year anniversary of the later of the closing date of the IPO and the date of the closing of an exercised over-allotment option in connection with the IPO (the “IPO Closing Date”) and (b) with respect to each Individual Founder, the date on which the aggregate number of shares of Class C Common Stock Constructively Held by such Individual Founder is less than thirty-three percent (33%) of the shares of Class C Common Stock Constructively Held by such Individual Founder (calculated in accordance with the following sentence) as of the IPO Closing Date, each such holder’s Class C Common Stock shall automatically, without further action by the Corporation or any holder thereof, convert to one fully paid non-assessable share of Class B Common Stock. The date on which no shares of Class C Common Stock are outstanding is referred to as the “Sunset Date.” For the avoidance of doubt, the number of shares of Class C Common Stock Constructively Held by an Individual Founder as of the IPO Closing Date or any subsequent date shall equal the sum of (A) the total number of shares of Class C Common Stock directly owned by such Individual Founder (including any shares owned by such Individual Founder’s Immediate Family or any Estate Planning Vehicles, trusts or other entities formed for the benefit of such Individual Founder or such Individual Founder’s Immediate Family) plus (B) the product of (x) the total number of shares of Class C Common Stock owned by Viking Cake and its wholly-owned subsidiaries, multiplied by (y) the percentage ownership of equity interests of Viking Cake of such Individual Founder (together with the percentage ownership of such Individual Founder’s Immediate Family or any Estate Planning Vehicles, trusts or other entities formed for the benefit of such Individual Founder or such Individual Founder’s Immediate Family);
provided, however, that, except as otherwise required by law, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation (as defined below)) or pursuant to the TBOC. Except as otherwise provided herein or required by a nonwaivable provision of the TBOC, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall at all times vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock), including the election of Directors, submitted to a vote of the shareholders of the Corporation generally. There shall be no cumulative voting. To the extent permitted by Section 21.365 of the TBOC, in lieu of the vote required by Section 21.457 or Section 21.364 of the TBOC, unless otherwise stated in this Restated Certificate, the shareholders by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon will approve (i) any “fundamental action” as defined in Section 21.364 of the TBOC or (ii) any “fundamental business transaction” as defined in Section 1.002 of the TBOC. To the extent permitted by Section 21.365(b) of the TBOC, notwithstanding any other provision of the TBOC, except as otherwise provided in this Restated Certificate, all classes or series of stock shall only be entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” as defined in Section 21.364 of the TBOC or a “fundamental business transaction” as defined in Section 1.002 of the TBOC; provided that, if a class or series of shares is nevertheless entitled to vote as a class or series on any “fundamental action” as defined in Section 21.364 of the TBOC, then unless otherwise stated in this Restated Certificate, the shareholders by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation of such class or series shall approve such “fundamental action”.
3.    Dividends. Subject to the preferential or other rights of any holders of any then-outstanding shares of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board in its discretion shall determine. Other than in connection with a dividend declared by the Board in connection with a share dividend, dividend of securities convertible, exercisable or exchangeable for Common Stock, or a “poison pill” or similar shareholder rights plan (each of the foregoing, a “Share Dividend”), dividends shall not be declared or paid on the Class B Common Stock or the Class C Common Stock and the holders of shares of Class B Common Stock and the Class C Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock or Class C Common Stock, respectively. In no event will any Share Dividend be declared or made on any class of Common Stock unless (a) a corresponding Share Dividend for all other classes of Common Stock is made in the same proportion and the same manner and (b) the Corporation shall cause Black Rock Coffee Holdings, LLC to cause the Share Dividend to be reflected in the same economically equivalent manner on all Common Units to give effect to such Share Dividend. Share Dividends with respect to each class of Common Stock may not be declared or paid with shares of stock, or securities convertible, exercisable or exchangeable for shares of stock, of a different class of Common Stock.
4.    Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may not be subdivided, combined or reclassified unless the shares of the other series of Common Stock are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate ownership of Common Stock among the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such series may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the then outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a series. In the event of any such subdivision, combination or reclassification, the Corporation shall cause Black Rock Coffee Holdings, LLC to make corresponding changes to the Common Units to give effect to such subdivision, combination or reclassification, as applicable.
5.    Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, holders of Class A Common Stock will be entitled to receive all assets of the Corporation available for distribution to its shareholders in proportion to the number of shares held by each such shareholder. The holders of shares of Class B Common Stock and Class C Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), a conversion of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 5 of Part A of Article IV.
6.    Class A Common Stock.
6.1    In the case of any distribution or payment in respect of the shares of Class A Common Stock, or any consideration into which such shares are converted, upon the merger, consolidation or Change of Control (as defined below) of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock. For the avoidance of doubt, any distribution, payment or consideration for purposes of this Section 6 of Part A of Article IV shall not be deemed to include (i) any amount or consideration to be paid to or received by a holder of Class A Common Stock pursuant to any indemnification, employment, consulting, severance or similar services arrangement, whether or not entered into in connection with a transaction described in this Section 6 of Part A of Article IV or (ii) a negotiated agreement between a holder of Class A Common Stock with any counterparty (or Affiliate (as defined below) thereof) to a transaction described in this Section 6 of Part A of Article IV wherein such holder is contributing, selling, transferring or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or Affiliate thereof) as part of a “rollover” or similar transaction that is in connection with such transaction.

7.    Class B Common Stock.
7.1    (i) (x) shares of Class B Common Stock may be issued only to, and registered only in the name of, the holders of Common Units (excluding the Corporation) and their respective Permitted Transferees (as defined below) in accordance with Article IV (including all subsequent Permitted Transferees) (the holders of Common Units (excluding the Corporation) together with such Persons, collectively, the “Permitted Class B Owners”) and (y) the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner under the Seventh Amended and Restated Limited Liability Company Agreement of Black Rock Coffee Holdings, LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”). Notwithstanding the foregoing, the Corporation may issue additional shares of Class B Common Stock in the event Black Rock Coffee Holdings, LLC issues additional Common Units (other than to the Corporation) following the IPO Closing Date.
7.2    The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner in accordance with the terms of the LLC Agreement. In accordance with the foregoing, in the event that the Corporation contributes property (including cash) to Black Rock Coffee Holdings, LLC in accordance with Section 3.04(c) of the LLC Agreement and such contribution results in an adjustment of the Common Units held by the Permitted Class B Owners, the number of Class B Common Stock shall be correspondingly adjusted.
7.3    In the event that there is a merger, consolidation, conversion, transfer, reorganization or Change of Control (as defined below) of the Corporation that was approved by the Board prior to such merger, consolidation, conversion, transfer, reorganization or Change of Control, without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Agreement, the holders of shares of Class B Common Stock shall not be entitled to receive more than $0.00001 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.
8.    Class C Common Stock.
8.1    (x) shares of Class C Common Stock may be issued only to, and registered only in the name of, our Founders and their respective Permitted Transferees in accordance with Article IV (including all subsequent Permitted Transferees) (the Founders together with such persons, collectively, the “Permitted Class C Owners”) and (y) the aggregate number of shares of Class C Common Stock at any time registered in the name of each such Permitted Class C Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class C Owner.
8.2    The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the number of shares of Class C Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class C Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class C Owner in accordance with the terms of the LLC Agreement. In accordance with the foregoing, in the event that the Corporation contributes property (including cash) to Black Rock Coffee Holdings, LLC in accordance with Section 3.04(c) of the LLC Agreement and such contribution results in an adjustment of the Common Units held by the Permitted Class C Owners, the number of Class C Common Stock shall be correspondingly adjusted.
8.3    In the event that there is a merger, consolidation, conversion, transfer, reorganization or Change of Control (as defined below) of the Corporation that was approved by the Board prior to such merger, consolidation, conversion, transfer, reorganization or Change of Control, without limiting the rights of the holders of Class C Common Stock to have their Common Units redeemed or exchanged in accordance with Article XI of the LLC Agreement, the holders of shares of Class C Common Stock shall not be entitled to receive more than $0.00001 per share of Class C Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.
9.    Transfer of Class B Common Stock and Class C Common Stock; Conversion of Class C Common Stock.
9.1    A holder of Class B Common Stock or Class C Common Stock may surrender and Transfer shares of such Class B Common Stock or Class C Common Stock, as applicable, to the Corporation for cancellation for no consideration at any time. Following the surrender and Transfer, or other acquisition, of any shares of Class B Common Stock or Class C Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.
9.2    Except as set forth in Section 9.1 of Part A of Article IV, a holder of Class B Common Stock or Class C Common Stock may Transfer shares of Class B Common Stock or Class C Common Stock only to a Permitted Transferee of such holder, and only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement. The Transfer restrictions described in this Section 9.2 of Part A of Article IV are referred to as the “Restrictions”.
9.3    If a holder of Class C Common Stock Transfers shares of Class C Common Stock to a Permitted Transferee of such holder, such shares shall remain shares of Class C Common Stock upon consummation of such Transfer. If a holder of Class C Common

Stock Transfers shares of Class C Common Stock to any Person that is not a Permitted Transferee of such holder, such shares shall automatically, without further action by the Corporation or any holder thereof, convert into fully paid non-assessable shares of Class B Common Stock, on a one-for-one basis, upon consummation of such Transfer.
9.4    To the fullest extent permitted by law, any purported Transfer of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock or Class C Common Stock, as applicable, in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of (i) Class B Common Stock (the “Class B Restricted Shares”) or (ii) Class C Common Stock (the “Class C Restricted Shares”), and the purported Transfer of the Class B Restricted Shares or the Class C Restricted Shares, as applicable, to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each holder of such Class B Restricted Shares or Class C Restricted Shares shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, not be entitled to any voting rights with respect to those shares.
9.5    Upon a determination by the Board that a Person has attempted or may attempt to Transfer or to acquire Class B Restricted Shares or Class C Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Class B Restricted Shares or the Class C Restricted Shares and to institute proceedings to enjoin or rescind any such Transfer or acquisition.
9.6    The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 9 of Part A of Article IV for determining whether any Transfer or acquisition of shares of Class B Common Stock or Class C Common Stock would violate the Restrictions, and for the orderly application, administration and implementation of the provisions of this Section 9 of Part A of Article IV; provided, that if any such action is taken with respect to a Transfer or acquisition of shares of Class B Common Stock or Class C Common Stock held by any of the Founders, it shall also be authorized by the Board with respect to Cynosure. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of Class B Common Stock and/or Class C Common Stock.
9.7    Each share of the outstanding Class C Common Stock held of record by a natural person or by such natural person’s Permitted Transferees, shall automatically,

without further action by the Corporation or the holder thereof, convert into one validly issued, fully paid and non-assessable share of Class B Common Stock upon the death or Disability of such natural person solely to the extent that such Class C Common Stock would not, by operation of law, otherwise transfer to a Permitted Transferee. Each share of the outstanding Class C Common Stock held of record by an Individual Founder’s Immediate Family or any Estate Planning Vehicles, trusts or other entities formed for the benefit of such Individual Founder or such Individual Founder’s Immediate Family, shall automatically, without further action by the Corporation or the holder thereof, convert into one validly issued, fully paid and non-assessable share of Class B Common Stock upon the death or Disability of such Individual Founder. Each share of the outstanding Class C Common Stock held of record by Viking Cake (including its wholly-owned subsidiaries) or such Person’s Permitted Transferees, shall automatically, without further action by the Corporation or the holder thereof, convert into one validly issued, fully paid and non-assessable share of Class B Common Stock upon the death or Disability of each of Jeffrey Hernandez, Daniel Brand, Jacob Spellmeyer and Bryan Pereboom.
10.    Certificates. All certificates or book entries representing shares of Class B Common Stock and/or Class C Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF FORMATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED AND THE LIMITED LIABILITY COMPANY AGREEMENT OF BLACK ROCK COFFEE HOLDINGS, LLC AS IT MAY BE AMENDED AND/OR RESTATED (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR).
A notice of such legend shall be given to holders of shares of Class B Common Stock and Class C Common Stock in accordance with applicable law.
11.    Reservation of Stock.
11.1    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect (i) the redemption or exchange of all outstanding Common Units held by holders of Class B Common Stock (along with Class B Common Stock) for shares of Class A Common Stock, and (ii) the redemption or exchange of all outstanding Common Units held by holders of Class C Common Stock (along with Class C Common Stock) for shares of Class A Common Stock, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the redemption or exchange of the Common Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.
11.2    The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock, such number of shares of Class B Common Stock that shall from time to time be sufficient to effect the issuance of shares of Class B Common Stock after the Effective Time to holders of newly issued Common Units for such consideration and for such corporate purposes as the Board may from time to time determine.
11.3    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, such number of shares of Class B Common Stock that shall from time to time be sufficient to effect any exchange pursuant to Section 9.7 of Part A of Article IV.
12.    Definitions.
12.1    “Affiliate” means, with respect to any person, an “affiliate” of such person as defined in Rule 405 of the Securities Act (as defined below).
12.2    “Change of Control” means the occurrence of any of the following events: (1) any “Person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Preferred Stock and/or any other class or classes or series of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (2) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Black Rock Coffee Holdings, LLC); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of Black Rock Coffee Holdings, LLC; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which (a) the beneficial owners of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Preferred Stock and/or any other class or classes or series of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and Voting Control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), the Founders and the Cynosure Related Parties are the

“beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Preferred Stock and/or any other class or classes or series of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger of consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof).
12.3    “Code” means Internal Revenue Code of 1986, as amended.
12.4    “Common Unit” means a common unit of Black Rock Coffee Holdings, LLC with the rights, privileges, preferences and powers set forth in the LLC Agreement.
12.5    “Cynosure” means The Cynosure Group and its Affiliates.
12.6    “Cynosure Director” means the Director Cynosure is entitled to nominate to the Board pursuant to this Restated Certificate.
12.7    “Director” means a director serving on the Board.
12.8    “Disability” means, with respect to a Founder (as defined below), the permanent and total disability of such Founder such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within twelve (12) months or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, in each case, as determined by a licensed medical practitioner jointly selected by a majority of the disinterested members of the Board and the Founder; provided that, if such Founder is incapable of selecting a licensed physician, then such Founder’s spouse shall make the selection on behalf of such Founder, or in the absence or incapacity of such Founder’s spouse, such Founder’s adult children by majority vote shall make the selection on behalf of such Founder. In the event that (i) a dispute exists as to whether a Founder has suffered a Disability or (ii) neither such Founder’s spouse nor his adult children, as applicable, are able to select a licensed physician on behalf of such Founder, no Disability of such Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.
12.9    “Estate Planning Vehicle” means, with respect to any shareholder (or former shareholder) that is a natural person, (a) a trust which is at all times controlled by such shareholder (or former shareholder) under which a distribution of such shareholder’s (or former shareholder’s) capital stock may be made only to beneficiaries who are such shareholder (or former shareholder), his or her spouse, his or her parents or his or her lineal descendants, (b) a charitable remainder trust which is at all times controlled by such shareholder (or former shareholder), the income from which will be paid to such shareholder (or former shareholder)

during his or her life, (c) a corporation, the sole assets of which are capital stock and equity securities of the Corporation and Black Rock Coffee Holdings, LLC, and at all times the majority and controlling shareholder of which is only such shareholder (or former shareholder) and the remaining shareholders of which are either such shareholder (or former shareholder) or his or her spouse, his or her parents or his or her lineal descendants and (d) a partnership or limited liability company, the sole assets of which are capital stock and equity securities of the Corporation and Black Rock Coffee Holdings, LLC, and at all times the general partner or managing or majority member of which is only such shareholder (or former shareholder), and the remaining partners or members of which are either such shareholder (or former shareholder) or his or her spouse, his or her parents or his or her lineal descendants.
12.10    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
12.11    “Founders” means Viking Cake BR, LLC, a Delaware limited liability company, and any of its successors, subsidiaries or affiliated entities that hold Common Units (“Viking Cake”), Viking Cake Fuel, LLC, a Delaware limited liability company, and any of its successors, subsidiaries or affiliated entities that hold Common Units, Jeffrey R. Hernandez Revocable Trust, Jeffrey R. Hernandez 2021 Trust, Tiffany S. Hernandez 2021 Trust, Daniel and Tanya Brand Living Trust, Daniel J. Brand 2021 Trust, Tanya N. Brand 2021 Trust, Juliet A. Spellmeyer Revocable Trust, Jacob V. Spellmeyer 2021 Trust, Juliet A. Spellmeyer 2021 Trust, Nicole Pereboom, Bryan D. Pereboom 2021 Trust, and Nicole Pereboom 2021 Trust, and each of their Permitted Transferees, excluding, for the avoidance of doubt, the Corporation and any of its subsidiaries.
12.12    “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, son-in-law, daughter-in-law, and shall include adoptive relationships.
12.13    “Independent Directors” means the Directors designated as independent Directors in accordance with the listing standards of any national stock exchange on which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon.
12.14    “Individual Founders” means each of Daniel Brand, Jeffrey Hernandez, Bryan Pereboom and Jacob Spellmeyer.
12.15    “IPO” means the sale of shares of Class A Common Stock to the public in a firm-commitment underwritten initial public offering, pursuant to an effective registration statement under the Securities Act.
12.16    “Permitted Transfer” means, with respect to shares of Class B Common Stock and Class C Common Stock, a Transfer of such shares of Class B Common Stock or Class C Common Stock by the holder thereof to (A) the Corporation or any of its subsidiaries, (B) an Affiliate of such holder, (C) by a holder that is a natural person for estate-planning purposes to an Estate Planning Vehicle of such holder, or (D) to a Qualified

Shareholder in each case so long as such holder also Transfers an equal number of such holder’s Common Units to such Permitted Transferee in accordance with the terms of the LLC Agreement.
12.17    “Permitted Transferee” means a transferee of shares of Class B Common Stock or Class C Common Stock (or rights or interests therein), as applicable, received in a Transfer that constitutes a Permitted Transfer.
12.18    “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.
12.19    “Qualified Shareholder” means (i) in the case of a Transfer of Class B Common Stock, the registered holder of any shares of Class B Common Stock, and (ii) in the case of a Transfer of Class C Common Stock, the registered holder of any shares of Class C Common Stock.
12.20    “Securities Act” means the Securities Act of 1933, as amended.
12.21    “Transfer” (and, with a correlative meaning, “Transferring”) of a share of Class B Common Stock or Class C Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a Transfer:
(i)    the granting of a revocable proxy to officers or Directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of shareholders, or (ii) any other action of the shareholders permitted by this Certificate of Incorporation;
(ii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are holders of Class B Common Stock or Class C Common Stock, which voting trust, agreement or arrangement (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time, and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner;
(iii)    the pledge of shares of Class B Common Stock or Class C Common Stock by a shareholders that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(iv)    the fact that the spouse of any holder of Class B Common Stock or Class C Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock or Class C Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a “Permitted Transfer”;
(v)    any entry into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee; provided, that a sale of such shares of Class B Common Stock or Class C Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(vi)    entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Change of Control or liquidation, dissolution or winding up of the affairs of the Corporation or other proposal, or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or Class C Common Stock or voting such shares in connection therewith or such other proposal, the consummation of such event or such other proposal or the Transfer of shares of Class B Common Stock or Class C Common Stock or any legal or beneficial interest in shares of Class B Common Stock or Class C Common Stock in connection with such event or such other proposal), provided that it was approved by a majority of the Independent Directors then in office; and
(vii)    any issuance or reissuance by the Corporation of a share of Class B Common Stock or Class C Common Stock, or any redemption, purchase or acquisition by the Corporation of a share of Class B Common Stock or Class C Common Stock.
12.22    “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.
B.    Preferred Stock.
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.
In accordance with Section 21.155 of the TBOC, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to determine and fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of each such series and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in such resolution or resolutions adopted by the Board providing for the establishment and issuance of such series of Preferred Stock, all to the fullest extent now or hereafter permitted by the TBOC. The Board is also expressly authorized to increase or decrease (but not below the number of shares of such series issued as of the time of such decrease) the number of shares of any series of Preferred

Stock established by the Board pursuant to Section 21.155 of the TBOC. Without limiting the generality of the foregoing, the resolution or resolutions providing for the designation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”)). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).
ARTICLE V
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.    General Powers. The business and affairs of the Corporation will be managed by or under the direction of the Board.
B.    Number of Directors. As of the Effective Time, the number of Directors constituting the initial Board is nine (9). Subject to the rights of the holders of any series of Preferred Stock to elect Directors, the number of Directors that constitutes the entire Board shall be fixed solely in the manner set forth in the Bylaws of the Corporation; provided that so long as Cynosure has the right to nominate Directors to the Board pursuant to Part H of Article V, (i) the number of Directors shall never be less than the aggregate number of Directors that Cynosure shall be entitled to nominate from time to time pursuant thereto and (ii) the size of the Board shall not be increased to be greater than nine (9) without the approval of the Cynosure Director, in addition to any other vote required by law. Each Director will be entitled to one vote on each matter presented to the Board.
C.    Classified Board; Initial Directors. Directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock established by the Board pursuant to Article X, shall be divided into three classes, with respect to the time for which they severally hold office, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the full Board. If the number of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable. Subject to Part G of Article V, the Board is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board, to Class I, Class II or Class III. The initial division of the Board following the Effective Time shall be as follows, with respect to the time and the names and addresses of the initial Directors of the Corporation are as follows:

The Class I Directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2026:

Jeffrey Hernandez	c/o Black Rock Coffee Bar, Inc, 9170 E. Bahia Drive, Suite 101 Scottsdale, AZ 85260
Bryan D. Pereboom
Kristina Cashman
The Class II Directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2027:

Richard Federico	c/o Black Rock Coffee Bar, Inc, 9170 E. Bahia Drive, Suite 101 Scottsdale, AZ 85260
Andrew Braithwaite
Mark Davis
The Class III Directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2028:

Daniel Brand	c/o Black Rock Coffee Bar, Inc, 9170 E. Bahia Drive, Suite 101 Scottsdale, AZ 85260
Jacob Spellmeyer
Sarah Grover
D.    Term and Removal. Subject to the rights of the holders of any series of Preferred Stock to elect Directors, each director shall hold office until the annual meeting at which such Director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. Except as fixed by the Board pursuant to Article V, (i) at each succeeding annual meeting of shareholders beginning in 2026, successors to the class of Directors whose terms expire at that meeting shall be elected for a three-year term and (ii) if the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class to as nearly as possible to one-third of the total number of Directors, but in no case will a decrease in the number of Directors shorten the term of any incumbent director. Subject to the rights of the holders of any series of Preferred Stock to elect Directors and in addition to any other vote required by law, the Board or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, for so long as the Board of Directors is classified as provided in Part C of Article V, no such Director may be removed without cause.
E.    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock to elect Directors, and except as otherwise provided in the TBOC, any newly created directorship that results from an increase in the number of Directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by (i) the affirmative vote of a majority of the total number of Directors then in office, even if less than a quorum, or by a sole remaining director, or (ii) the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at an annual or special meeting of shareholders called for that purpose. Notwithstanding the foregoing, for so long as Cynosure has the right to nominate for election to the Board the Cynosure Director (as defined below), any vacancy caused by the death, disability, removal or resignation of the Cynosure Director shall, at the option of Cynosure, be filled (x) solely by Cynosure by delivering a written instrument to the Corporation identifying an individual to serve as the Cynosure Director or (y) by a majority of the remaining Directors, even if less than a quorum, provided that, after giving effect to the filling of such vacancy, the number of Cynosure Directors in office does not exceed the number of Cynosure Directors that Cynosure is entitled to nominate pursuant to Part G of Article V. Any director elected to fill a newly created directorship or vacancy in accordance with this Part E of Article V shall hold office until the next annual meeting of shareholders held to elect the class of Directors to which such Director is elected and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal. Notwithstanding the foregoing, except as may be permitted under the TBOC, during a period between two successive annual meetings of shareholders, the Board may not fill more than two vacancies created by an increase in the number of Directors.
F.    Sponsor Board Committees Members. For so long as Cynosure has the right to nominate one (1) Cynosure Director in accordance with Part G of Article V, Cynosure shall have the right, but not the obligation, to designate the Cynosure Director to each committee of the Board; provided, however, that any such Cynosure Director designee must at all times remain eligible to serve on the applicable committee under applicable laws, stock exchange listing standards and the rules and regulations of the SEC, including any requisite independence requirements applicable at such time to any committee of the Board (subject in each case to any applicable exceptions, including those for newly public companies and for “controlled companies,” and any applicable phase-in periods); provided, further, that any special committee established to evaluate any transaction in which Cynosure or the Cynosure Director has an interest which is in conflict with the interests of the Corporation, as reasonably determined by a number of Directors equal to at least one-third of the Board, shall not include any Cynosure Director.
G.    Nomination Rights. The Corporation shall take all Necessary Action to cause the slate of nominees recommended by the Board for election as Directors to be consistent with the following clauses (i) through (iii):
(i)    Cynosure Director. For so long as Cynosure beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of the outstanding Common Stock of the Corporation, Cynosure shall be entitled to nominate for election to the Board one (1) individual for election to the Board as a Class II Director or such other class to which Cynosure may consent. In the event that Cynosure does not nominate a Cynosure Director when it is entitled to do so pursuant to this Part G of Article V, Cynosure shall have the right to nominate a Cynosure Director at the next annual meeting of shareholders.

(ii)    Advance Notice of Written Consent. For so long as Cynosure has the right to nominate the Cynosure Director in accordance with this Part G of Article V, the Corporation shall provide the Cynosure Director reasonable prior notice of material actions to be taken by the Board by written consent.
(iii)    Assignment of Nomination Rights: Except for the assignment of rights to a Permitted Transferee, the nomination rights set forth in this Section G of Article V may not be assigned or delegated to any Person (by contract of otherwise).
For the purposes of this Article V, “Necessary Action” shall mean all actions (to the extent such actions are not prohibited by applicable law and are within the Corporation’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Corporation’s Directors may have in such capacity) necessary to cause such result, including (1) calling meetings of shareholders or soliciting written consents of shareholders (as permitted by this Restated Certificate), (2) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Common Stock, and facilitating the collection or processing of such ballots, proxies, consents or instruments, (3) executing agreements and instruments, (4) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result, and (5) nominating or appointing, or taking steps to cause the nomination or appointment of, certain Persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such Persons to the Board or any committee thereof, including in connection with the annual or special meeting of shareholders of the Corporation.
H.    Observer Rights.
(i)    For so long as Cynosure has the right to nominate one (1) Cynosure Director in accordance with Part G of Article V, Cynosure will be entitled to appoint, remove and replace from time to time one person (the “Cynosure Observer”) to act as an observer to the Board and each committee thereof exercisable by providing written notice of such appointment, removal or replacement, as the case may be, to the Corporation and the chair of the Board in advance of any meeting that such Cynosure Observer will attend.
(ii)    The Corporation shall deliver notice of each proposed action of the Board and each committee thereof (including any proposed action by written consent) and each meeting of the Board and each committee thereof (including telephonic or teleconferenced meetings) to the Cynosure Observer previously identified as appointed to attend such meeting concurrently with any notice given to the Directors. By notice given by the chairperson or the chair of any applicable committee to the Cynosure Observer, either in advance of or at any meeting, to the extent the chairperson or such chair deem it necessary in good faith, the Board or any committee thereof may meet in executive session without the presence of the Cynosure Observer.

(iii)    The Cynosure Observer shall not be entitled to vote at a meeting of the Board or any committee thereof or receive compensation from the Corporation for their services as an observer.
(iv)    The rights of the Cynosure Observer and the obligations of the Corporation set forth in this Part H of Article V shall be subject to the following: (i) prior to attending any meeting the Cynosure Observer shall have entered into a confidentiality agreement with the Corporation in form and substance acceptable to the Corporation; and (ii) with the approval of the Board, the Corporation may withhold any information from the Cynosure Observer or exclude the Cynosure Observer from any meeting or portion thereof, if access to such information or attendance at such meeting would reasonably be expected, based on advice of counsel, (A) to result in the loss of the Corporation’s attorney-client privilege or result in non-compliance with applicable federal securities laws, (B) to contain competitively sensitive information or protect the status of a trade secret under applicable law or (C) result in a conflict of interest of disclosure of competitively sensitive information.
I.    Preferred Stock Directors. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right as provided for herein (including any Certificate of Designation), voting separately as a series or separately as a class with one or more such other series, to elect Directors, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Part I of Article V, during the period when the holders of any series of Preferred Stock issued by the Corporation shall have the right to elect additional Directors, the number of Directors to be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Part B of Article V, and the total number of Directors constituting the entire Board shall be automatically increased by such number of Directors to be elected by the holders of any such series of Preferred Stock and each such additional director shall serve until such Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of this Restated Certificate (including any Certificate of Designation), the terms of office of all such additional Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VI
A.    Limitation of Personal Liability. To the fullest extent permitted by the TBOC, a director of the Corporation will not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute. If the TBOC is amended hereafter to authorize the further limitation of the personal liability of Directors, then the limitation on personal liability provided in this Article VI will, without the necessity of further action by the Corporation or the Board, be modified to provide such limitation to the fullest extent permitted by the TBOC as so amended.
B.    Indemnification. To the fullest extent permitted by the TBOC, as the same now exists or may hereafter be amended, substituted, or replaced, the Corporation is authorized to indemnify, and provide advancement of expenses to, its Directors, officers, employees and agents (and any other persons to which the TBOC permits the Corporation to provide indemnification) through provisions in the Bylaws of the Corporation, agreements with such Directors, officers, employees, agents or other persons, the vote of shareholders or disinterested Directors or otherwise.
C.    Amendments to Article VI. Any amendment, repeal or modification of the foregoing provisions of this Article VI will not adversely affect any right or protection of a director, officer, employee, agent, or other person existing at the time of, or increase the liability of any director, officer, employee, agent or other person of the Corporation with respect to, any acts or omissions of such director, officer, employee, agent or other person occurring prior to, such amendment, repeal or modification.
ARTICLE VII
Meetings of shareholders may be held within or without the State of Texas, as the Bylaws of the Corporation may provide. To the extent permitted by the TBOC, the books of the Corporation may be kept outside the State of Texas at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
ARTICLE VIII
A.    Consent of Shareholders in Lieu of Meeting. Prior to the Sunset Date, any action required or permitted by the TBOC to be taken by the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding capital stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the Sunset Date, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders must be taken at an annual or special meeting of shareholders, and shall not be taken by consent of shareholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designations. Any such action taken by written consent pursuant to this Part A of Article VIII shall be delivered to the Corporation at its principal office.
B.    Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the shareholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Board, (ii) the chair of the Board, (iii) the President, (iv) the Chief Executive Officer, or (v) prior to the occurrence of the Sunset Date, the Secretary of the Corporation at the request of the holders of a majority of the voting power of all of the then outstanding shares of Class C Common Stock entitled to vote at such meeting, provided that such holders represent at least 10% of all of the then outstanding shares of capital stock of the Corporation entitled to vote at such meeting, and shall not be called by any other Person or Persons.
C.    Advance Notice. Advance notice of shareholder nominations for the election of Directors and of other business proposed to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE IX
Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) located in Dallas, Texas (or, in the event that the Business Court is not then accepting filings or determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district courts of Dallas County, Texas) shall be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation, its Directors, officers or employees arising pursuant to any provision of the TBOC, this Restated Certificate or the Bylaws of the Corporation (in each case, as they may be amended from time to time), (d) any action asserting a claim against the Corporation, its Directors, officers or employees governed by the internal affairs doctrine or (e) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC; and (ii) subject to the preceding provisions of this Article IX, the Federal Court shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act or the Exchange Act, including all causes of action asserted against any defendant to such complaint. If any action, the subject matter of which is within the scope of this Article IX, is filed in a court other than, in the case of clause (i), the courts located in the State of Texas, and in the case of clause (ii), the Federal Court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Texas in connection with any action brought in any such court to enforce the provisions of this Article IX and (y) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.
To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and Directors, the underwriters of, or financial advisors in connection with, any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering.
ARTICLE X
The shareholders do not have statutory preemptive rights.
ARTICLE XI
A.    Amendment of the Certificate of Formation. The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by this Restated Certificate and the TBOC, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any other vote required by law or by this Restated Certificate, the affirmative vote of the holders of (a) prior to the Sunset Date, at least a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and (b) from and after the Sunset Date, at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, with any shares of a class or series that does not otherwise have a right to vote under this Certificate of Formation being treated as having no votes in the vote as a single class to the greatest extent permitted by applicable law, shall be required to amend or repeal, or adopt any provision of this Restated Certificate inconsistent with Articles IV, V, VI, VIII, IX, X, this Article XI and Article XII; provided, however, (i) for so long as any shares of Class B Common Stock or Class C Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of Class B Common Stock or Class C Common Stock, as applicable, each voting as a separate series, in addition to any other vote required by law or this Restated Certificate, directly or indirectly, amend, alter, change, repeal or adopt any provision inconsistent with Part A of Article IV or this proviso of this Part A of Article XI; (ii) any amendment (including by merger, consolidation or otherwise) to this Certificate of Formation that gives holders of the Class B Common Stock or

Class C Common Stock (A) any rights to receive dividends (other than as set forth in the last sentence of Section 3 of Part A of Article IV) or any other kind of distribution, (B) any right to convert into or be exchanged for shares of Class A Common Stock or (C) any other economic rights (except for payments in cash in lieu of receipt of fractional shares of stock) shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Formation, also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock voting separately as a series.
B.    Amendment of Bylaws. Except as otherwise provided in this Restated Certificate or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred upon it by the TBOC, the Board is expressly authorized to adopt, amend, alter or repeal any or all of the Bylaws of the Corporation. The shareholders may not adopt, amend, alter or repeal the Bylaws of the Corporation; provided, however, that prior to the occurrence of the date when the holders of Common Units (other than the Corporation) hold less than a majority of the voting power of the then outstanding shares of capital stock of the Corporation, in addition to any other vote required by law, shareholders may adopt, amend, alter or repeal the Bylaws of the Corporation with approval of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
C.    Severability. If any provision or provisions of this Restated Certificate, including, without limitation, Article IX, is held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances will not in any way be affected or impaired thereby and (ii) the provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) will be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XII
The right to a jury trial concerning any “internal entity claim” as that term is defined in Section 2.115 of the TBOC, to the fullest extent permitted by the TBOC and applicable law, shall be waived. Without limiting the foregoing, to the fullest extent permitted by the TBOC and applicable law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII
A.    Corporate Opportunity.
1.    To the fullest extent permitted by the laws of the State of Texas and in accordance with Section 2.101(21) of the TBOC, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to any of the current Directors or their respective Affiliates (other than the Corporation and its subsidiaries), and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such Person who is also an employee of the Corporation or its subsidiaries), or any stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 1 of Part A of Article XIII shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.
2.    To the fullest extent permitted by the laws of the State of Texas, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
B.    Liability. To the fullest extent permitted by law, no shareholder and no Director will be liable to the Corporation or its subsidiaries or shareholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XIII, except to the extent such actions or omissions are in breach of this Article XIII.
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